Exhibit 10.08

Peter Lever

Managing Partner

UK

Strictly Private and Confidential

Addressee Only

2nd May, 2002

David Peters, Esq

45 Winchester Road

St Margarets

Twickenham

Middlesex

TW1 1LE

Dear David

On behalf of Heidrick & Struggles International Inc (“the Company”), we are delighted to confirm your promotion to Partner.

All offers of employment are subject to your being legally free to join us as well as to satisfactory references, medical examination and your ability to legally work in the United Kingdom.

Detailed below are the principal terms and conditions of your employment. These, together with the terms contained in Sections 1 and 2 of the Company’s Handbook, will form your Contract of Employment with the Company.

1.	Date of Commencement

Your revised principal terms and conditions of employment with the Company will be effective from 1st April, 2002 and your service will be continuous from 1st June, 2000. None of your previous employment with other companies counts towards your service with the Company.

2.	Title and Reporting

Your title will be that of Partner and you will report to the Managing Partner of Heidrick & Struggles’ London Office and as a member of Protem, to Richard Ball, Managing Director — Protem.

3.	Remuneration

Your gross salary will be at the rate of £90,000 per annum, payable in twelve equal monthly instalments at the end of each month. This gross salary will be reviewed in

3 Burlington Gardens • London • W1S 3EP • Tel: +44 (0)20 7075 4000 • Fax: +44 (0)20 7075 4001

Heidrick & Struggles International Inc. Registered in England No. FC6289 Incorporated with Limited Liability in the U.S.A. Employment Agencies Act 1973 Licence No. SE(A)2818 Offices in Principal Cities of the World

David Peters, Esq	-2-	2nd May, 2002

March, 2003. Your TCF (Total Cost to the Firm) encompasses all employment costs, i.e. salary, car allowance, pension contributions, NI, private healthcare, life cover, etc. The following paragraphs set out the details and together they equate to a TCF of approximately £122,800 (excluding bonuses) for 2002.

In addition, professional staff and Management will be awarded an annual bonus that reflects their own performance as well as the performance of the Company as a whole. Bonuses are at the discretion of the International Compensation Committee and are usually paid in March or April following year-end. No bonus is payable to someone who has left the Company or is under notice for whatever reason at the time of the payment of the yearly bonuses by the Company.

4.	Equity Participation

As a Partner you will participate in the Heidrick & Struggles International, Inc.’s GlobalShare Program. Your total cash compensation is subject to the terms of the Program and, as such, your discretionary bonus may be paid partly in equity,

As a Partner you will also be entitled to participate in the Heidrick & Struggles International Inc.’s Leadership and Top Performers equity programmes based upon your performance and attainment of your goals and objectives. In attachment as Exhibit 1 you will find a description of the GlobalShare programmes for all Partners. Grants under these programmes are subject to approval by the Board of Directors of Heidrick & Struggles International, Inc.

5.	Exclusivity of Services

In entering the present agreement you warrant that you are legally free to do so and that you have no obligation resulting from any other employment or business agreement or from any former employer which could preclude or limit your ability to perform this agreement in the best interest of the Company.

You are required to devote your whole time, attention and abilities to the business and interests of the Company. You may not engage or be interested whether directly or indirectly in any trade or business other than that of the Company during the continuance of your employment with us, except with the Company’s written consent.

During the course of your employment should you be made an offer of employment with any firm or Company competing with, or intending to compete with, the business of the Company you should immediately notify the Company and on request from the Company furnish any information that may reasonably be of assistance to the Company in acting promptly to protect its relationships.

6.	Heidrick & Struggles Methodology

The quality dimension of Heidrick & Struggles is the key to our success. Heidrick & Struggles have invested significantly into the strategic use of Information Technology to bring greater value to our clients. It is the responsibility of each and every person in Heidrick & Struggles to contribute to our Corporate Knowledge Base through the active use of our information systems.

David Peters, Esq	-3-	2nd May, 2002

We expect you to become totally familiar with our way of undertaking executive search, including our significant use of Research Staff at most stages of the search process and to adhere to the Heidrick & Struggles methodology and operating style as regards proposals, candidate assessments, reference taking, etc,

7.	Expenses

Business expenses should in all cases, be supported by the appropriate invoices and documentation. Expenses claims are to be submitted for approval monthly.

8.	Holiday

You will be entitled to 30 days’ holiday in each calendar year in addition to the Bank and Public holidays. Such holiday entitlement will accrue on a monthly basis in equal proportions and on cessation of your employment hereunder for whatsoever reason, you will be entitled to receive only such number of days holiday as has accrued to the effective date of termination, less any period of holiday already taken during the year.

9.	Car

N.B: For the benefits listed under points 9, 10 and 11 which the Company offers, the selection is your choice and, if taken up (including any others which may arise), the cash equivalent of them will be counted in your TCF.

The Company will pay you a cash car allowance of £8,000 per annum as an addition to your gross salary.

10.	Pension

The Company will contribute 10% of your base salary to your personal pension plan, subject to the Inland Revenue maximum. The Company may from time to time contribute more into your pension arrangement at their discretion.

11.	Life Assurance, Permanent Health Insurance and Medical Insurance

You will be eligible to join our Company scheme which currently provides life assurance cover of four times basic salary together with permanent health insurance including earnings related sick pay in case of long term sickness and disability and this may involve you in having a medical. These schemes are subject to the Inland Revenue maximum.

You will be eligible to become a member of the Company scheme providing private medical insurance cover for yourself and your immediate family. The subscriptions are currently paid by the Company and this represents a taxable benefit to you.

David Peters, Esq	-4-	2nd May, 2002

12.	Confidentiality

Whilst employed by Heidrick & Struggles you should not:

(i)	Take advantage of your position to discuss with any of the Company’s employees the present operation, formation of or future operations of any business likely to compete with the Company with the intention of persuading such employees as to opportunities for their possible future employment by any such business.

(ii)	Discuss with any existing or potential clients of the Company present or future availability or provision of services from a business competing with or intended to compete with the Company save with the Company’s express consent.

13.	Disclosure

During the course of your employment and after the termination, you will keep strictly confidential any information you acquire in the course of your employment about the business of the Company or the business of its clients and prospective clients.

In the event of improper use or disclosure of information the Company reserves the right to take disciplinary or other appropriate action.

14.	Copyright, Inventions, Designs and other Intellectual Property

(i)	In this Clause, the term “Intellectual Property” means works in which copyright may subsist (including articles, publications, databases, computer software and preparatory and design materials therefore), all other database rights, inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

(ii)	Subject to the provisions of the Patents Act 1977, if at any time in the course of or in connection with your employment under this agreement you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to, or capable of being used in, the business carried on by the company, full details of the Intellectual Property shall immediately be disclosed in writing by you to the company and the Intellectual Property shall be the absolute property of the Company.

(iii)	At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary, or in the opinion of the Company desirable, to enable the Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary, or in the opinion of the Company desirable, for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

David Peters, Esq	-5-	2nd May, 2002

15.	Termination of employment

Subject to summary dismissal principles, your employment will be continuous until it is terminated by either party giving to the other not less than six months’ notice in writing.

Once notice of termination has been given by either party then the Company will be under no obligation to provide work for you and may exclude you from the premises of the Company (payment in lieu/“garden leave”), provided that your salary and all other contractual benefits shall continue to be payable through the notice period subject to any other condition of your employment. Further details are in Sections 1.12 and 1.13 of the Company Handbook.

16.	Jurisdiction

This agreement shall be governed by English Law and the English courts shall have exclusive jurisdiction in dealing with any disputes arising out of the employment.

17.	Hours of Work

Your hours of work are detailed in the Company Handbook.

It is contemplated that your working hours may from time to time exceed an average of 48 hours per week. You agree to opt out for the average weekly working time limit provided by the Working Time Regulations which shall not therefore apply to this employment.

The Company agrees that you may decide to opt back into the application of the average 48-hour week limit. If you do so, you must give 3 months’ written notice of your intention to do so.

18.	Post Termination Restrictions

You undertake that (except with the prior written consent of the Company) you will not:

•

for a period of twelve months following termination of employment (less any period for which you are placed on “garden leave”), directly or indirectly induce or seek to induce or persuade any person employed by the Company or any associated Company and with whom, you have had significant personal dealings during the course of your employment to leave the employ of the Company or any associated Company to join or provide services to any other firm, company or other organisation, whether as a director, principal, employee, consultant, agent or in any other capacity whatsoever;

David Peters, Esq	-6-	2nd May, 2002

•

for a period of twelve months following termination of employment (less any period for which you are placed on “garden leave”) directly or indirectly solicit or induce away in competition with the Company the custom of any person, firm, company or other organisation whatsoever who in the year immediately preceding the date of termination was a client or candidate of the Company or Associated Company and with whom you had significant personal dealings on behalf of the Company;

•

for a period of six months after the termination of employment (less any period for which you are placed on “garden leave”), act or be engaged in the provision of executive recruitment services, directly or indirectly for a business which shall be in competition with the business of Protem.

19.	Final Provisions

The present contract comprises all agreements between David Peters and Heidrick & Struggles in relation to the employment relationship. Any modification to this contract shall require a written form.

If any provisions of this contract shall be or become invalid or are unenforceable the validity and enforceability of the other provisions of the contract shall remain unaffected. The parties shall agree on a valid provision which as closely as possible achieves the economic effect of the invalid or unenforceable provision. The same shall apply in case of incompleteness of the contract.

We are delighted to confirm your promotion. I should be glad if you would sign both copies of this letter, retain one copy in safekeeping for yourself and return the other copy, along with the handbook confirmation form, to Rosanne Soffe in the Personnel Department.

With every good wish.

Yours sincerely

FOR AND ON BEHALF OF
HEIDRICK & STRUGGLES INTERNATIONAL INC.

I hereby accept the terms and conditions of employment as outlined above and in Sections 1 and 2 of the Company’s Handbook.

Signed:	/s/ David Peters	Date:	13/5/02
David Peters

3 Burlington Gardens

London W1S 3EP

telephone +44 (0)20 7075 4000

facsimile +44 (0)20 7075 4001

www.heidrick.com

November 22, 2006

David Peters

45 Winchester Road

St Margarets

Twickenham

Middlesex TW1 1LE

Dear David,

Congratulations on your new role of Regional Managing Partner for EMEA. This is a summary of your participation in the compensation programme for the rest of 2006 and for 2007 and some important program highlights.

You are eligible to participate in the following compensation programs effective October 1, 2006.

Fee/SOB Payment & Bonus - Your monthly Fee/SOB salary is £14,166.67 (which is £170,000 gross annually). The Fee/SOB salary, together with the other items that comprise your Total Cost to the Firm (TCF), is offset against your total Fee/SOB performance and any amount over your TCF is paid as an annual Fee/SOB bonus in accordance with our bonus program.

Management Salary - Your management monthly base salary is £13,166.67 gross (which is £158,000 gross annually). The management salary is distinct from your Fee/SOB payment and is not applied against the relevant Fee/SOB tiers.

Management Bonus (MIP) - Your target management bonus for the remaining months of 2006 and for 2007 is £158,000 gross per annum, pro-rated for 2006. You may earn from 0% to 150% of your target bonus based on Company and Regional performance against certain revenue and operating income targets as well as your own individual performance.

The 2006 portion of the above bonus, i.e. 3/12ths, will be paid when bonuses are payable in 2007, together with 9/12ths of the bonus arrangements previously

Heidrick & Struggles International, Inc. Registered in England number FC6289. Incorporated with Limited Liability in the USA. Employment Agencies Act 1973 Licence number SE(A)2818.

3 Burlington Gardens, London W1S 3EP telephone +44 (0)20 7075 4000 facsimile +44 (0)20 7075 4001 applicable in 2006 in relation to your prior role as Office Managing Partner in London. The bonus payment for 2007 will be made when bonuses are payable in 2008. A proportion of the payment for both years will be paid in Restricted Stock Units (“RSUs”). Under Company policy, discretionary bonuses are not earned until declared by the Board of Directors or an appropriate committee of the Board of Directors, and are payable only if you are employed and not under notice on the bonus payment dates.

Management Equity Awards

For 2007, subject to approval by the HSII Board’s Compensation Committee, the Company will recommend that you receive 6,500 shares of Restricted Stock Units (RSUs). If granted, the RSUs will vest ratably over three years from the date of grant anticipated to be in March 2007. You will also remain eligible for further RSUs, should they be awarded to you, as a result of the discretionary bonus program.

Your new role is a Tier 1 role, according to the Firm’s management policies. As such you will be eligible for the Firm’s Change In Control plan, subject to review by the HSII board in February of 2007, that pays two full years of base salary and target bonus.

Should you at any point relinquish the Regional Managing Partner role – based upon good performance to that point – the Firm will give active consideration to supporting you as you “bridge” back into a line Search role.

All components will be reviewed annually, commencing in respect of the 2008 financial year.

I look forward to you making a great success of your new role.

Sincerely,

/s/ Patricia R. Willard
Patricia R. Willard
Chief Human Resources Officer

3 Burlington Gardens, London W1S 3EP telephone +44 (0)20 7075 4000 facsimile +44 (0)20 7075 4001